Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Naked Brand Group Inc.

New York, New York

We hereby consent to the use in the proxy statement/prospectus constituting a part of this Registration Statement Amendment No. 2 on Form F-4 of our report dated April 26, 2017, relating to the consolidated financial statements of Naked Brand Group Inc., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Naked Brand Group Inc.’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

New York, New York

April 20, 2018